CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Statements” in the Statement of Additional Information, dated April 22, 2024, included in Post-Effective Amendment No. 299 to the Registration Statement (Form N-1A, File No. 033-50718) of The Advisors’ Inner Circle Fund II, filed with the Securities and Exchange Commission, and incorporated by reference into the Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated March 6, 2024, with respect to the financial statements and financial highlights of Vontobel International Equity Fund (one of the funds constituting Vontobel Investment Trust) for the year ended December 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 22, 2024